Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 26, 2014

ZaZa Energy Corporation
1301 McKinney, Suite 2800
Houston, Texas 77010

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into the Registration Statements on Form S-1 (Nos. 333-192607 and 333-184036), Form S-3 (No. 333-192257) and Form S-8 (No. 333-185586) of ZaZa Energy Corporation (the “Company”) of (a) all references to our firm and (b) our reserve report, and all references thereto, dated effective December 31, 2013, included in or made a part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716